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                                                                     Exhibit 4.1


                                MANOR CARE, INC.
                             THIRD RIGHTS AMENDMENT
                             ----------------------


         THIRD AMENDMENT, dated as of March 11, 2000 (this "Amendment"), to the Rights Agreement, dated as of May 2, 1995, as amended, (the "Rights Agreement"), between MANOR CARE, INC., as successor to HEALTH CARE AND RETIREMENT CORPORATION, a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK (the "Rights Agent").

         The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

         In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

         1. The definition of "Acquiring Person" set forth in Section 1.1 of the Rights Agreement is hereby modified by and amended by adding the following sentence at the end thereof:

                  Notwithstanding the foregoing, none of (i) Stewart Bainum, Jr., (ii) any other Person or group approved by the Board of Directors or the Special Committee of the Board of Directors of the Company (any of Stewart Bainum, Jr. and each such other Person or group being an "Approved Person") and (iii) each other stockholder of the Company with whom an Approved Person may from time to time be deemed to have formed a group shall become an Acquiring Person solely as a result of Permitted Actions (as such term is hereinafter defined) taken on or after March 10, 2000 and prior to the Company's announcement of either an Extraordinary Transaction (as hereinafter defined) with a Person other than the Approved Person or that the Company is no longer exploring the possibility of an Extraordinary Transaction (the "Termination Time"). "Permitted Action" means having non-public discussions with stockholders of the Company solely to inquire whether they would be interested in becoming participants


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                  in the submission by an Approved Person of a proposal for a negotiated acquisition of the Company pursuant to an invitation from the Special Committee of the Company's Board of Directors (and provided no information is disclosed to such stockholders in violation of any agreement between the Approved Person and the Company) or entering into any arrangements, agreements or understandings with such stockholders solely regarding such participation, provided that all parties (including the Approved Person) party to such agreements, arrangements or understandings do not in the aggregate beneficially own more than 35% of the then outstanding Common Shares of the Company and any such arrangement, agreement or understanding must, by its terms, automatically terminate at the Termination Time. "Extraordinary Transaction" shall occur if the Board of Directors of the Company approves a transaction (or a binding agreement relating thereto) with any person or group that would result in such person or group beneficially owning more than 35% of the outstanding voting securities of the Company (or a successor to the Company in a merger or consolidation transaction) or all or substantially all of its assets, a transaction with any person or group involving a merger, consolidation, tender or exchange offer, recapitalization or other business combination or similar transaction involving the Company or its subsidiaries or that would result in any person or group (other than the Company's Board of Directors) having the right to elect or appoint a majority of the members of the Company's Board of Directors, or any person or "group" (as defined in the Exchange Act) has commenced or publicly announced its intention to commence a tender or exchange offer for more than 35% of the outstanding voting securities of the Company.

         2. This Amendment to the Rights Agreement shall be effective as of March 10, 2000.

         3. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

         4. The Rights Agreement, as amended by this Agreement, and each Right and each Rights Certificate exist under and pursuant to the Delaware General Corporation Law.

         5. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.


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         6. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

         7. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.




                                          MANOR CARE, INC.



                                          By:__________________________
                                             Name:
                                             Title:



                                          HARRIS TRUST AND SAVINGS BANK



                                          By:__________________________
                                             Name:
                                             Title:


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